Exh. 99.1

Investors:	Media:
Ann Tanabe	Dan Budwick
VP, Investor Relations and Corporate Communications	BMC Communications
Encysive Pharmaceuticals	(212) 477-9007 ext. 14
(713) 796-8822
Gordon H. Busenbark
Chief Financial Officer
Encysive Pharmaceuticals
(713) 796-8822
Marcy Strickler
The Trout Group
(212) 477-9007 ext. 27
FOR IMMEDIATE RELEASE
ENCYSIVE PHARMACEUTICALS REPORTS FOURTH QUARTER AND
YEAR END 2005 FINANCIAL RESULTS
Conference Call Scheduled for Today at 8:30 a.m. Eastern
HOUSTON — February 13, 2006 — Encysive Pharmaceuticals (NASDAQ: ENCY) today announced financial results for the fourth quarter and year ended December 31, 2005.
“In 2005, Encysive consistently demonstrated the ability to execute, accomplishing every major goal we set for the year,” said Bruce D. Given, M.D., President and Chief Executive Officer of Encysive Pharmaceuticals. “We completed the filing of marketing applications in both the United States and Europe for Thelin™ (sitaxsentan sodium), strengthened our management team with key new hires, and established a highly experienced commercial organization, including a 52-person sales force, all in preparation for the anticipated commercial launch of Thelin™ in 2006. We also made progress with our pipeline, including advancing TBC3711 into a Phase 2 dose ranging trial, and moved forward with studies evaluating Thelin™ in additional indications and formulations. In late 2005, we released interim top line data from our STRIDE-2X trial, bolstering the Company’s long-term experience with Thelin™.”
Fourth Quarter 2005 Financial Overview
•	Revenues in the fourth quarter of 2005 were $5.6 million, compared to $4.8 million for the fourth quarter of 2004. This increase was primarily due to higher royalties on Argatroban sales by GlaxoSmithKline (GSK). Royalty income in the fourth quarter of 2005 increased 15.2%, to $5.3 million, as compared to $4.6 million earned in the same period in 2004.

•	Selling, general and administrative expenses in the fourth quarter of 2005 increased from $3.8 million in 2004 to $11.8 million in 2005 due to the ramp up in expenses preparing for the anticipated commercial launch of Thelin™ (sitaxsentan sodium), including the hiring and training of a 52-person sales force in the U.S.

•	For the fourth quarter of 2005, the Company reported a net loss of $19.4 million, or $0.33 per basic and diluted share, compared to a net loss of $14.7 million, or $0.26 per basic and diluted share for the same period last year. The increased loss in the current quarter was primarily the result of increased costs associated with preparing for the anticipated commercialization of Thelin™.

•	Cash, cash equivalents and investments at December 31, 2005, were $127.9 million, compared to $69.1 million on December 31, 2004. The year-end cash balance of $127.9 million compares favorably with the Company’s 2005 guidance of $110-115 million.
Year 2005 Financial Highlights
•	Total revenues in 2005 were $14.0 million, compared to $12.8 million in 2004. Royalties on net sales of Argatroban increased to $12.9 million in 2005, compared to $10.6 million in 2004, an increase of 21.7%. Total revenue of $14.0 million compares favorably with the Company’s 2005 guidance of $11.2-12.5 million. The Company recognized no research agreement revenue in 2005, as compared to $1.5 million in 2004, due to the conclusion, in June 2004, of our research agreement with Schering-Plough.

•	Total research and development expenses increased to $63.5 million in 2005, from $56.4 million in 2004. The increase in research and development expenses for the year 2005 was primarily related to Thelin™ clinical trials, and expenses associated with our FDA and EMEA regulatory submissions for Thelin™.

•	Total selling, general and administrative expenses increased to $28.3 million in 2005, as compared with $11.5 million in 2004, an increase of $16.8 million. This higher level of spending was driven by costs associated with building the commercial infrastructure and the hiring of a U.S. sales force to support the anticipated launch of Thelin™.

•	Net loss for 2005 was $74.9 million, or $1.29 per basic and diluted share, compared to a net loss of $54.7 million, or $1.01 per basic and diluted share, for 2004. The $20.2 million increase in net loss for the year 2005 was primarily due to higher research and development expenses, as well as higher selling, general and administrative expenses, as previously discussed. The net loss of $74.9 million compares favorably with the Company’s 2005 guidance of a net loss in the range of $75.0-$84.0 million.

•	Financial results for 2004 and 2005 reflect the results of Revotar Biopharmaceuticals AG under the caption “discontinued operations.” In 2005, the Company recognized a $1.3 million gain related to the discontinuation of our ownership interest in Revotar.
Recent Company Highlights
•	Encysive announced the initiation of enrollment in a dose ranging study of TBC3711, the Company’s next-generation, highly selective endothelin receptor antagonist. The 12-week, multi-center, randomized, double-blind, placebo-controlled study will evaluate four once-daily, oral doses of TBC3711 in approximately 150 patients with resistant hypertension.

•	Encysive announced the appointment of George W. Cole as Chief Operating Officer, responsible for worldwide sales and marketing operations, and manufacturing, in support of the anticipated launch of Thelin™.
2005 Company Highlights
•	Encysive announced positive STRIDE-2 clinical data, and filed its New Drug Application (NDA) with the Division of Cardiovascular Renal Products (DCRP) of the U.S. Food and Drug Administration (FDA), for Thelin™ (sitaxsentan sodium), as a once-daily oral treatment for patients with pulmonary arterial hypertension (PAH). The NDA was filed under a standard review classification, and has a Prescription Drug User Fee Act (PDUFA) target action date of March 24, 2006.

•	The Company announced interim results from its ongoing STRIDE-2X long term study evaluating Thelin™ and bosentan in PAH patients. The analysis of the full and final trial results was submitted to the FDA as an update to Encysive’s NDA for Thelin™.

•	The European Agency for the Evaluation of Medicinal Products (EMEA) accepted for review the Company’s Marketing Authorization Application (MAA) for sitaxsentan sodium. The MAA is being reviewed under the EMEA’s centralized licensing procedure, which would grant marketing authorization for sitaxsentan sodium in all 25 member states of the European Union. Encysive plans to market sitaxsentan sodium directly in Europe.

•	Thelin™ clinical data were presented at premier medical meetings in the United States and Europe, including the European Society of Cardiology Congress, and the annual meetings of the American Thoracic Society, European Respiratory

Society, American College of Rheumatology, and the American College of Chest Physicians.

•	Encysive announced several key management appointments: Gordon H. Busenbark as Chief Financial Officer; Paul S. Manierre as Vice President and General Counsel; and Toby W. Juvenal as Vice President of Sales. These appointments strengthen the Company’s commercial operations as it prepares for the potential launch of Thelin™ (sitaxsentan sodium).

•	The Company assembled the commercial infrastructure necessary to launch Thelin™, if it were to receive FDA approval, including the hiring and training of a 52-person sales force to commercialize Thelin™ in the United States.

•	Encysive completed a $130 million convertible senior note offering.
Upcoming Presentations and Events

•	Feb. 15	BIO CEO & Investor Conference*
11 a.m. ET, Waldorf-Astoria Hotel, New York City
•	Mar. 6-9	SG Cowen Annual Global Healthcare Conference*
Boston
•	Mar. 8-10	Lehman Brothers Global Healthcare Conference*
Miami
•	Mar. 11-14	American College of Cardiology (ACC) Annual Scientific Session
Atlanta
* Meeting will be webcast at www.encysive.com
Conference Call Information
Encysive will host a conference call today, Monday, February 13, at 8:30 a.m. ET, to discuss fourth quarter and year 2005 financial results, as well as 2006 financial guidance. You may access the call either through the call-in number below or through the audio webcast. The access number for the call is:
Number: (612) 332-1213
Passcode: Encysive Pharmaceuticals
This call is being webcast and can be accessed via Encysive’s web site at
www.encysive.com.
A replay of the webcast will be available on the Company’s web site through March 15, 2006. Additionally, a replay of the call will be available until Friday, February 17, 2006 at 11:59 p.m. ET. The call replay can be accessed by calling:
Number: (320) 365-3844

Access Code: 817232
About Thelin™ and PAH
The NDA for our lead drug candidate Thelin™ (sitaxsentan sodium), an endothelin A receptor antagonist for the treatment of PAH, is under active review by the Division of Cardiovascular Renal Products (DCRP) of the FDA. Thelin™ is a small molecule that blocks the action of endothelin, a potent mediator of blood vessel constriction and growth of smooth muscle in vascular walls. Endothelin receptor antagonists may prove to be effective in the treatment of a variety of diseases where the regulation of vascular constriction is important. Thelin™ is 6,500-fold selective in the targeting of the endothelin A receptor versus the endothelin B receptor.
Pulmonary arterial hypertension (PAH) is a condition that involves high blood pressure and structural changes in the walls of the pulmonary arteries, which are the blood vessels that connect the right side of the heart to the lungs. PAH causes shortness of breath, limits activity, and is eventually fatal unless treated successfully with heart/lung or lung transplantation. PAH is estimated to afflict approximately 100,000 to 200,000 people worldwide, many of whom are children and young women.
In clinical trials, the most frequent adverse events that occurred in patients receiving Thelin™, which were more common than in placebo-treated patients, were headache, edema, nausea, upper respiratory tract infection, dizziness, insomnia, nasopharyngitis, and nasal congestion. Because Thelin™ inhibits the metabolism of warfarin, a decreased dose of warfarin is needed when co-administered with Thelin™. Monthly testing for liver function and pregnancy testing for women of child-bearing potential were required for patients receiving Thelin™ during clinical trials.
About Encysive Pharmaceuticals
Encysive Pharmaceuticals Inc. is a biopharmaceutical company engaged in the discovery, development and commercialization of novel, synthetic, small molecule compounds to address unmet medical needs. Our research and development programs are predominantly focused on the treatment and prevention of interrelated diseases of the vascular endothelium and exploit our expertise in the area of the intravascular inflammatory process, referred to as the inflammatory cascade, and vascular diseases. We have successfully developed one FDA-approved drug, Argatroban, for the treatment of heparin-induced thrombocytopenia, which is marketed by GlaxoSmithKline. We have filed a New Drug Application (NDA) with the Division of Cardiovascular Renal Products (DCRP) of the U.S. Food and Drug Administration (FDA) for Thelin™ , as a once-daily oral treatment for patients with pulmonary arterial hypertension (PAH). In addition, the European Agency for the Evaluation of Medicinal Products is currently reviewing a Marketing Authorization Application for approval of sitaxsentan sodium within the European Union. We also have an earlier stage clinical product candidate in development, TBC3711, a next generation endothelin receptor antagonist. To learn more about Encysive Pharmaceuticals please visit our web site: http://www.encysive.com.

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to: prospects for regulatory approval of Thelin by the FDA, EMEA and other regulatory authorities and the anticipated commercial launch of Thelin; and other statements regarding matters that are not historical facts. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “potential,” “plan,” “believe” or other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: unexpected delays in regulatory approval of Thelin™ (sitaxsentan sodium) and Encysive’s other products under development; the results of clinical trials with respect to products under development; the availability of sufficient funds to continue research and development efforts and the commercialization of Thelin™ and Encysive’s other products; the impact of competitive products; the breadth of approved labels for approved products; reduced estimates of patient populations; reimbursement policies and governmental regulation of prices; the scope of Encysive’s patents and challenges by others of the scope of Encysive’s patents; the ability of Encysive to attract and retain qualified personnel; as well as more specific risks and uncertainties facing Encysive such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. Therefore, you should not rely on any such factors or forward- looking statements. Furthermore, Encysive does not intend to update publicly any forward-looking statement, except as required by law. The Private Securities Litigation Reform Act of 1995 permits this discussion.
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ENCYSIVE PHARMACEUTICALS INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA
Amounts in thousands (except per share data)
(Unaudited)
Condensed Consolidated Summary of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues	$5,579	$4,830	$14,006	$12,831
Expenses
Research and development	13,567	15,767	63,496	56,449
Selling, General and administrative	11,793	3,826	28,294	11,549

Total expenses	25,360	19,593	91,790	67,998

Operating loss	(19,781)	(14,763)	(77,784)	(55,167)
Investment income	1,399	439	4,683	1,478
Interest expense	(989)	—	(3,111)	(40)

Net loss from continuing operations	(19,371)	(14,324)	(76,212)	(53,729)
(Loss) income from discontinued operations	—	(330)	1,335	(931)

Net loss	$(19,371)	$(14,654)	$(74,877)	$(54,660)

Net loss per common share (basic and diluted):	$(0.33)	$(0.26)	$(1.29)	$(1.01)

Weighted average common shares outstanding (basic and diluted):	58,201	57,397	57,959	53,942
Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2005	2004
ASSETS
Cash, cash equivalents, investments and accrued interest	$127,913	$69,101
Other assets	18,789	11,671

Total assets	$146,702	$80,772

LIABILITIES AND STOCKHOLDERS (DEFICIT) EQUITY
Current liabilities	$26,151	$17,488
Long-term debt	130,000	—
Deferred income	1,286	1,119
Minority interest in affiliate	—	628
Stockholders’ (deficit) equity	(10,735)	61,537

Total liabilities and stockholders’ (deficit) equity	$146,702	$80,772